Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Second Quarter 2017 Net Income of $5.6 Million
LOWELL, Mass., July 20, 2017 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended June 30, 2017 of $5.6 million, an increase of $824 thousand, or 17%, compared to the same three-month period in 2016. Diluted earnings per share were $0.48 for the three months ended June 30, 2017, an increase of 7%, compared to the same three-month period in 2016. Net income for the six months ended June 30, 2017 amounted to $11.2 million, an increase of $2.1 million, or 23%, compared to the six months ended June 30, 2016. Diluted earnings per share were $0.96 for the six months ended June 30, 2017, an increase of 12%, compared to the six months ended June 30, 2016. Diluted earnings per share for the second quarter and the first six months of 2017 include the full dilutive impact of the Company’s equity offering issued on June 23, 2016.

As previously announced on July 18, 2017, the Company declared a quarterly dividend of $0.135 per share to be paid on September 1, 2017 to shareholders of record as of August 11, 2017. The 2017 dividend rate represents a 3.8% increase over the 2016 dividend rate.

Chief Executive Officer Jack Clancy commented, “The increase in our 2017 earnings compared to 2016 has been positively impacted by our growth over the last twelve months. Total assets, loans, and customer deposits have increased 9%, 11%, and 7%, respectively, as compared to June 30, 2016. This growth continues to be driven by the collective efforts and contributions of our dedicated Enterprise team, active community involvement, relationship building and a customer-focused mindset, market expansion, and ongoing enhancements to our state-of-the-art product and service offerings.”

Mr. Clancy continued, “Strategically, our focus remains on organic growth and continually planning for and investing in our future. We look forward to opening our 24th branch in Windham, NH in the next few weeks. The relocation of our branch in Salem, NH to its new location is anticipated to occur in mid-August. We expect the relocation of our Leominster branch to be completed in early 2018. The relocation of our branches in Salem, NH and Leominster, MA will provide improved and state-of-the-art branches in those communities to better serve our customers.”

Founder and Chairman of the Board George Duncan commented, “This quarter represents our 111th consecutive profitable quarter. Our ability to continually grow our franchise has been a key factor in our success. Our strategic expansion has added key markets to our franchise which has ultimately led to increased shareholder value. As our assets under management have now exceeded $3.5 billion - a significant milestone for any financial institution - we are extremely grateful for the support we have received from our customers, shareholders, and the communities in which we operate.”

Results of Operations

Net interest income for the three months ended June 30, 2017 amounted to $23.5 million, an increase of $2.2 million, or 11%, compared to the same period in 2016. Net interest income for the six months ended June 30, 2017 amounted to $46.4 million, an increase of $4.0 million, or 9%, compared to the six months ended June 30, 2016. The increase in net interest income was due primarily to loan growth. Average loan balances (including loans held for sale) increased $216.4 million and $200.2 million for the quarter and six months ended June 30, 2017, respectively, compared to the 2016 respective period averages. Net interest margin was 3.90% for both the three months ended June 30, 2017 and March 31, 2017, while net interest margin was 4.02% for the three months ended June 30, 2016. Net interest margin was 3.90% for the six months ended June 30, 2017, compared to 4.02% for the six months ended June 30, 2016.

For the three months ended June 30, 2017 and June 30, 2016, the provision for loan losses amounted to $280 thousand and $267 thousand, respectively. For the six months ended June 30, 2017 and June 30, 2016, the provision for loan losses amounted to $405 thousand and $1.1 million, respectively. The decrease in the provision for the six months ended June 30, 2017, was due primarily to generally improved credit quality metrics and underlying collateral values, partially offset by increased loan growth compared to prior year.
Contributing to the provision for loan losses were:

•
Total non-performing loans as a percentage of total loans (a measure of credit risk) amounted to 0.63% at June 30, 2017, compared to 0.54% at June 30, 2016. Impacting the current period, among other changes, were new impaired/non-accrual status classification changes of two larger commercial relationships totaling approximately $4.5 million, which, based on a review of their individual business circumstances, management determined that no reserves were necessary on these relationships as of June 30, 2017.

•
The balance of the allowance for loan losses allocated to impaired and adversely classified loans decreased by $745 thousand for the six months ended June 30, 2017, and increased $840 thousand during the six months ended June 30, 2016.

•	The Company recorded net recoveries of $211 thousand for the six months ended June 30, 2017, compared to net recoveries of $220 thousand for the six months ended June 30, 2016.

•	Loan growth for the six months ended June 30, 2017 was $91.7 million, compared to $39.2 million during the six months ended June 30, 2016.

The allowance for loan losses to total loans ratio was 1.51% at June 30, 2017, 1.55% at December 31, 2016 and 1.60% at June 30, 2016.
Non-interest income for the three months ended June 30, 2017 amounted to $3.9 million, an increase of $357 thousand, or 10%, compared to the same quarter last year. Non-interest income for the six months ended June 30, 2017 amounted to $8.1 million, an increase of $1.3 million, or 19%, compared to the six months ended June 30, 2016. The quarter and year-to-date increases were due primarily to increases in net gains on the sales of investment securities and deposit and interchange fees.
Non-interest expense for the quarter ended June 30, 2017 amounted to $18.8 million, an increase of $1.2 million, or 7%, compared to the same quarter in the prior year. For the six months ended June 30, 2017, non-interest expense amounted to $38.2 million, an increase of $3.8 million, or 11%, over the six months ended June 30, 2016. Increases in expenses over the same periods in the prior year primarily related to the Company’s strategic growth and market expansion initiatives, particularly increases in salaries and benefits expenses.

In the first quarter of 2017, the Company adopted a new accounting standard, ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718) Improvements to Employee Share-Based Payment Accounting,” which among other aspects relates to the tax treatment of employee and director equity compensation. The adoption of this standard reduced the provision for income taxes and increased earnings by approximately $788 thousand for the six months ended June 30, 2017.

Key Financial Highlights

▪
Total assets amounted to $2.66 billion at June 30, 2017, compared to $2.53 billion at December 31, 2016, an increase of $130.3 million, or 5%. Since March 31, 2017, total assets have increased $84.2 million, or 3%.

▪
Total loans amounted to $2.11 billion at June 30, 2017, compared to $2.02 billion at December 31, 2016, an increase of $91.7 million, or 5%. Since March 31, 2017, total loans have increased $49.5 million, or 2%.

▪
Customer deposits (total deposits excluding brokered deposits) were $2.27 billion at June 30, 2017, compared to $2.21 billion at December 31, 2016, an increase of $56.8 million, or 3%. Since March 31, 2017, customer deposits have increased $50.8 million, or 2%. Brokered deposits were $87.5 million at June 30, 2017, compared to $59.4 million at March 31, 2017 and December 31, 2016.

▪
Investment assets under management amounted to $781.1 million at June 30, 2017, compared to $725.3 million at December 31, 2016, an increase of $55.7 million, or 8%. Since March 31, 2017, investment assets under management have increased $33.6 million, or 4%.

▪
Total assets under management amounted to $3.52 billion at June 30, 2017, compared to $3.33 billion at December 31, 2016, an increase of $188.3 million, or 6%. Since March 31, 2017, total assets under management have increased $118.4 million, or 3%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, as well as investment advisory and wealth management, trust, and insurance services. The Company’s headquarters and the Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the Greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 23 full-service branches located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham and Salem. The Company also anticipates that the Windham, NH branch will open in the next few weeks.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, and the receipt of required regulatory approvals. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	June 30, 2017	December 31, 2016	June 30, 2016
Assets
Cash and cash equivalents:
Cash and due from banks	$51,714	$33,047	$99,013
Interest-earning deposits	24,049	17,428	42,849
Total cash and cash equivalents	75,763	50,475	141,862
Investment securities at fair value	388,005	374,790	319,503
Federal Home Loan Bank stock	4,364	2,094	1,879
Loans held for sale	856	1,569	1,971
Loans, less allowance for loan losses of $31,958 at June 30, 2017, $31,342 at December 31, 2016, and $30,345 at June 30, 2016	2,082,442	1,991,387	1,868,841
Premises and equipment, net	35,162	33,540	34,140
Accrued interest receivable	9,157	8,792	7,838
Deferred income taxes, net	14,924	17,020	11,506
Bank-owned life insurance	29,118	28,765	28,400
Prepaid income taxes	1,784	1,344	776
Prepaid expenses and other assets	9,316	10,837	10,681
Goodwill	5,656	5,656	5,656
Total assets	$2,656,547	$2,526,269	$2,433,053
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$2,353,782	$2,268,921	$2,184,430
Borrowed funds	44,255	10,671	671
Subordinated debt	14,841	14,834	14,828
Accrued expenses and other liabilities	15,794	16,794	20,374
Accrued interest payable	218	263	252
Total liabilities	2,428,890	2,311,483	2,220,555
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 40,000,000 shares authorized; 11,582,344 shares issued and outstanding at June 30, 2017 (including 126,770 shares of unvested participating restricted awards), 11,475,742 shares issued and outstanding at December 31, 2016 (including 141,580 shares of unvested participating restricted awards), and 11,420,426 shares issued and outstanding at June 30, 2016 (including 143,671 shares of unvested participating restricted awards)	116	115	114
Additional paid-in capital	86,628	85,421	82,387
Retained earnings	138,049	130,008	123,313
Accumulated other comprehensive income/ (loss)	2,864	(758)	6,684
Total stockholders’ equity	227,657	214,786	212,498
Total liabilities and stockholders’ equity	$2,656,547	$2,526,269	$2,433,053

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Interest and dividend income:
Loans and loans held for sale	$23,281	$21,032	$45,652	$41,913
Investment securities	1,964	1,551	3,884	3,091
Other interest-earning assets	93	49	166	93
Total interest and dividend income	25,338	22,632	49,702	45,097
Interest expense:
Deposits	1,380	1,099	2,608	2,187
Borrowed funds	192	14	253	77
Subordinated debt	231	230	459	461
Total interest expense	1,803	1,343	3,320	2,725
Net interest income	23,535	21,289	46,382	42,372
Provision for loan losses	280	267	405	1,117
Net interest income after provision for loan losses	23,255	21,022	45,977	41,255
Non-interest income:
Investment advisory fees	1,267	1,327	2,492	2,431
Deposit and interchange fees	1,522	1,276	2,862	2,518
Income on bank-owned life insurance, net	177	191	353	382
Net gains on sales of investment securities	229	63	769	65
Gains on sales of loans	138	105	271	194
Other income	606	620	1,326	1,198
Total non-interest income	3,939	3,582	8,073	6,788
Non-interest expense:
Salaries and employee benefits	11,792	11,025	24,484	21,510
Occupancy and equipment expenses	1,945	1,781	3,884	3,594
Technology and telecommunications expenses	1,606	1,548	3,188	2,971
Advertising and public relations expenses	797	817	1,416	1,496
Audit, legal and other professional fees	314	375	677	832
Deposit insurance premiums	376	324	759	650
Supplies and postage expenses	245	258	478	487
Other operating expenses	1,679	1,414	3,288	2,871
Total non-interest expense	18,754	17,542	38,174	34,411
Income before income taxes	8,440	7,062	15,876	13,632
Provision for income taxes	2,845	2,291	4,709	4,548
Net income	$5,595	$4,771	$11,167	$9,084

Basic earnings per share	$0.48	$0.45	$0.97	$0.87
Diluted earnings per share	$0.48	$0.45	$0.96	$0.86

Basic weighted average common shares outstanding	11,572,430	10,561,680	11,540,796	10,483,396
Diluted weighted average common shares outstanding	11,652,689	10,629,900	11,625,712	10,550,842

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the six months ended June 30, 2017	At or for the year ended December 31, 2016	At or for the six months ended June 30, 2016

BALANCE SHEET AND OTHER DATA
Total assets	$2,656,547	$2,526,269	$2,433,053
Loans serviced for others	83,268	80,996	77,648
Investment assets under management	781,052	725,338	683,884
Total assets under management	$3,520,867	$3,332,603	$3,194,585

Book value per share	$19.66	$18.72	$18.61
Dividends paid per common share	$0.27	$0.52	$0.26
Total capital to risk weighted assets	11.76%	11.79%	11.93%
Tier 1 capital to risk weighted assets	9.80%	9.80%	9.91%
Tier 1 capital to average assets	8.40%	8.34%	8.69%
Common equity tier 1 capital to risk weighted assets	9.80%	9.80%	9.91%
Allowance for loan losses to total loans	1.51%	1.55%	1.60%
Non-performing assets	$13,276	$9,485	$10,271
Non-performing assets to total assets	0.50%	0.38%	0.42%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.87%	0.78%	0.80%
Return on average stockholders’ equity	10.22%	9.33%	9.75%
Net interest margin (tax equivalent)	3.90%	3.94%	4.02%